PURCHASE AND SALE AGREEMENT

This Purchase & Sale Agreement (the "Agreement") is executed by and between Liquid Capital Exchange, Inc., a corporation organized under the laws of the state of Delaware, having a mailing address at MacArthur Plaza 5525 N. MacArthur Blvd, Ste 625, Irving, Texas 75038 (hereinafter referred to as "Factor") and Viscount Systems, Inc., a Nevada Corporation located at 4585 Tillicum Street, Burnaby, British Columbia V5J 5K9 (hereinafter referred to as "Seller"). All capitalized terms in this Agreement shall have the meanings given those terms as defined under the Uniform Commercial Code ("UCC") of Texas as in effect from time to time. Seller and Factor agree to the following terms and conditions.

1. **Purchase and Sale of Accounts**. Pursuant to the terms of this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Factor, and Factor agrees to purchase and receive from Seller, all of Seller's right, title and interest in and to certain Accounts arising from the sale of Goods or the rendering of services by Seller in the ordinary course of Seller's business.

2. **Sale Procedure**. Upon Seller's submission of any Account to Factor for purchase, Seller shall execute a Schedule of Accounts in a form provided by and acceptable to Factor for each such Account or group of Accounts that Seller offers for sale to sell to Factor. The Schedule of Accounts must, among other things, identify and describe the Accounts being offered for purchase and the total face amount of such Accounts. Each Account offered for sale to Factor shall be evidenced by an identical duplicate written invoice or other such equivalent document(s) as Factor may require, together with supporting documentation, including, but not limited to, the purchase order or contract referencing the sale of goods and/or services and any modification(s) or amendment(s) thereto and any such other documentation that Factor may request. Factor may accept or reject any Account offered for sale in its sole discretion. Upon submission of any Account to Factor for purchase, Seller shall not seek or authorize any modification to the terms of the Account.

3. **Purchase Price and Payment**. Factor, in its sole discretion, may advance up to Eighty (80%) percent (hereinafter referred to as "Advance") of the face amount of the Accounts purchased, less the applicable discount fee. The purchase price of any Accounts shall be the amount actually received in payment of such Accounts, but for purposes of any Advance, the purchase price shall be equal to the face amount of the Accounts less any selling, payment or other discounts offered. In addition, Factor, in its sole discretion, may elect to maintain a reserve from each Advance (hereinafter referred

to as "Reserve"). [As a general rule, Reserves on paid invoices are released upon the request of the Seller or when the Factor's next purchase of Accounts from Seller is funded, however Factor may increase or decrease the amount of such Reserve at any time and from time to time if it deems it necessary in order to protect its interests] The Reserve is designed to protect Factor against losses or potential losses that Factor may reasonably anticipate might arise in the future due to contingencies, disputes, potential breach of warranties, or other potential non–payments, reductions or losses from the purchase of the Accounts. Payments received will be credited to specific invoices when credit is given by Factor's bank, not to exceed three banking days. The applicable discount fee is calculated based on the discount rate set forth in the Discount Rate Schedule (attached as an addendum hereto and incorporated herein by reference). Factor may condition future purchases on Seller's agreeing to modification(s) of the Discount Rate Schedule. **IT IS THE INTENTION OF THE PARTIES HERETO THAT AS TO ALL ACCOUNTS THAT FACTOR ELECTS TO PURCHASE SHALL CONSTITUTE A TRUE PURCHASE AND SALE OF ACCOUNT(S) UNDER § 9–318 OF THE UCC AND AS SUCH, THE SELLER SHALL HAVE NO LEGAL OR EQUITABLE INTEREST IN THE ACCOUNTS SOLD.**

4. **Maximum Amount** It is further understood and agreed that the maximum face amount of purchased accounts sold to Factor and outstanding at any time shall not exceed the amount set forth on the Discount Rate Schedule (attached as an addendum hereto and incorporated herein by reference), in which event, Factor shall have no obligation to purchase additional accounts.

5. **Notice of Assignment**. Upon Seller's execution of this Agreement, Factor shall be entitled to notify each customer (hereinafter referred to as "Account Debtor") of the sale and/or assignment of the Accounts in a manner and method as Factor, in its sole discretion, may elect, which may include Seller's written acknowledgement. Seller agrees that each document evidencing Accounts (i.e., invoice) shall bear the following language, conspicuously placed, which language may be modified or amended at Factor's request:

> This invoice has been assigned, sold and is payable only to Liquid Capital Exchange, Inc., P.O. Box 17000, Greenville, SC 29606. In the event of any dispute as to quantity, quality or otherwise, notification must be given to Liquid Capital Exchange, Inc., in writing, within five (5) days of receipt of goods or rendition of services.

Seller agrees to use its best efforts to assist Factor in procuring the Account Debtor's acknowledgement and acceptance of such notice of assignment and redirection of payment if requested to do so by Factor. Factor's inability, for whatever reason, to receive Account Debtor's acknowledgment and acceptance may result in the rejection of the Accounts submitted for purchase or revocation of a conditional approval to purchase Accounts without any obligation or liability on the part of Factor.

6. **Security**. In addition to those Accounts Factor purchases, in order to secure the payment of all indebtedness and obligations of Seller to Factor, whether presently

existing or hereafter arising, Seller hereby grants to Factor a security interest in and lien upon all of Seller's right, title and interest in and to the following, whether now existing or hereafter arising or acquired and wherever located: (a) Accounts, (b) Chattel Paper, (c) Commercial Tort Claims, (d) Deposit Accounts, (e) Documents, (f) Equipment, (g) General Intangibles, (h) Goods, (i) Instruments, (j) Inventory, (k) Investment Property, (l) Supporting Obligations, (m) Letter of Credit Rights, (n) Payment Intangibles, (o) any and all Reserves and all payments (if any) due or to become due to Seller from the Reserves as well as all monies on deposit, holdbacks and credits, (p) all books and records pertaining to all of the foregoing, including but not limited to computer programs, data and lists, and (q) and all Proceeds of the foregoing (collectively the "**Collateral**"). Seller agrees to comply with all appropriate laws in order to perfect Factor's security interest in and to the Collateral. The security interest and lien granted in this paragraph shall remain in full force and effect until all the Accounts purchased hereunder are paid in full, all obligations owed to Factor are satisfied, Factor has received a Release, in the form annexed hereto, and Factor has filed a UCC termination statement. Seller authorizes Factor, its counsel or representative to file financing statements and amendments describing the Collateral in such jurisdictions as Factor shall deem necessary to perfect its rights in those Accounts purchased as well as to perfect the security interests granted hereunder. Seller shall take such actions as may be necessary to ensure that Factor shall gain control (as defined in the UCC) with respect to Collateral consisting of Deposit Accounts, Documents, Investment Property and financial assets, Instruments, Chattel Paper, Letters of Credit and Letters of Credit rights and Electronic Chattel Paper. Seller agrees to execute any security agreements, assignments, endorsements, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Factor may request, in form and substance satisfactory to Factor, to perfect and maintain perfection of Factor's security interests in the Collateral and in order to fully consummate or give effect to all of the transactions contemplated under this Agreement. Seller hereby agrees that until all Accounts have been paid in full to Factor, Seller shall not permit any security interests or liens on any of the Collateral, except those in favor of Factor, nor will Seller sell or transfer any of the Collateral to any third party, except inventory in the ordinary course of business.

7. **<u>Seller's Representations</u>**. As an inducement for Factor to purchase Accounts from Seller, Seller, and each of its principals as identified on Factor's list of authorized signatories, hereby makes the following representations, warranties and covenants to Factor. The following representations, warranties and covenants shall be, as may be applicable, deemed made upon the execution of this Agreement, in each instance in which Seller submits an Account to Factor for purchase and for long as there are any obligations outstanding under this Agreement from Seller to Factor.

a) If Seller is a registered entity, it is duly organized and existing under the laws of Nevada, is duly qualified, and as may be required, properly licensed, is in good standing in such state and every other state in which it is doing business, the execution, delivery and performance of this Agreement are within its corporate powers and have been duly authorized as evidenced by the Corporate Resolution attached hereto, and are not in contravention of any law or the powers of its charter, bylaws, articles of incorporation, operating

agreement, partnership agreement, or other incorporation papers, or of any indenture, agreement or undertaking to which Seller is a party or by which it is bound. Seller's true and correct legal name is as set forth on the signature line below and Seller will notify Factor in writing no less than 30 days prior to any change of name, dba, place of business, state of incorporation or corporate status or organizational identification number.

b) If Seller is operating under a trade or assumed name, said name has been filed with the proper authorities and each name has been provided, in writing, to Factor.

c) Seller has and will maintain good, clear and undisputed exclusive title to the Accounts offered for sale to Factor hereunder, and such sale will vest absolute ownership to such Accounts in Factor, free and clear of any lien, encumbrances, claims or security interest of any kind or nature including but not limited to Federal and/or State tax liens.

d) Each Account sold and assigned to Factor shall be an Account based upon a bona fide sale and the delivery and acceptance of Goods or performance of services by Seller to an Account Debtor and shall be an unconditional, valid and enforceable obligation of the Account Debtor, with no claim, offset, allowance, discount, deduction, dispute, contingency or counterclaim, which could reduce the amount of such Account, affect the validity thereof, or hinder Factor's ability to collect or receive payment of the full face amount of said Account.

e) All information furnished by Seller to Factor, including, but not limited to, past histories of the payment of Account Debtors, and any and all information given to Factor in connection with the Accounts, is true, complete and accurate, and contains no material omissions, misstatements or misrepresentations.

f) Seller is the sole and absolute owner of the Collateral and any other property in which Factor is given a security interest; has good right and authority to grant a security interest to Factor in such Collateral or other property; there is no presently outstanding lien, security interest or encumbrance in or on the Collateral or proceeds and there is no financing statement covering the Collateral or proceeds on file in any public office except as may show on the exhibit 6(f) attached hereto. There are no judgments outstanding against Seller and there are no actions, charges, suits, proceedings or investigations pending or threatened against Seller or any of its property and none of Seller's inventory has been produced in violation of the Fair Labor Standards Act or imported in violation of any United States Custom treaty.

g) All financial records (including, but not limited to, balance sheets, income statements, federal income tax returns, and Accounts agings, listing or reports) which may have been or may hereafter be furnished to Factor by

Seller shall fairly and accurately represent the financial conditions and operating results of Seller as of the dates or for the periods stated thereon. Such financial records shall be accurate and correct in all material respects and complete insofar as necessary to give Factor a true and accurate knowledge of the subject matter.

h) Seller shall reflect on its books the absolute sale of the Purchased Accounts to Factor. Seller shall furnish Factor, upon request, such information and statements, as Factor shall request from time to time regarding Seller's business affairs, financial condition and results of its operations. Without limiting the generality of the foregoing, Seller shall provide Factor, on or prior to the 30th day of each month, unaudited financial statements with respect to the prior month and, within ninety (90) days after the end of each of Seller's fiscal years, annual financial statements and such certificates relating to the foregoing as Factor may request including, without limitation, a monthly certificate from the president and chief financial officer of Seller stating whether any Events of Default have occurred and stating in detail the nature of the Events of Default. Seller will furnish to Factor upon request a current listing of all open and unpaid accounts payable and Accounts, and such other items of information that Factor may deem necessary or appropriate from time to time.

i) If Seller should change the location of the principal office or the offices where the books and records of Seller are kept, Seller shall notify Factor immediately in writing of such change.

j) The Accounts are due and payable on the selling terms noted on the face of each invoice, none of the Accounts represents a pack, bill and hold sale, or a consignment, guaranteed sale, cash on delivery sale or sale to an affiliate of Seller or to any entity to whom Seller has a financial or performance obligation of any kind.

k) Seller assigns and transfers to Factor, effective upon an Event of Default hereunder, a nonexclusive right and license to use any trade names, marks, and styles used or owned by Seller together with any goodwill associated therewith, to the extent necessary to enable Factor to realize on the assets of Seller in which Factor has been granted a security interest. Such right and licensee is granted free of charge with no monetary payment requirement to Seller or any third party.

l) Each Account Debtor's business is solvent to the best of Seller's knowledge.

m) Seller has paid and will pay all taxes and governmental charges imposed with respect to sale of Goods and furnish to Factor upon request satisfactory proof of payment and compliance with all federal, state and local tax requirements.

n) Seller will promptly notify Factor of (i) the filing of any lawsuit against Seller involving amounts greater than Ten Thousand Dollars, and (ii) any attachment or any other legal process levied against Seller.

o) In no event shall the funds paid to Seller hereunder be used directly or indirectly for personal, family, household or agricultural purposes.

p) Any invoice or written communication that is issued by Seller to Factor by facsimile transmission is a duplicate of the original.

q) Any electronic communication of data, whether by e-mail, tape, disk, or otherwise, Seller remits or causes to be remitted to Factor shall be authentic and genuine.

r) Seller's principal(s) acknowledge that the duty to accurately complete each Schedule of Accounts is critical to this Agreement and as such all obligations with respect thereto are non-delegable. Each of Seller's principal(s) acknowledge that he/she shall remain fully responsible for the accuracy of each Schedule of Accounts delivered to Factor regardless of who is delegated the responsibility to prepare and/or complete such Schedule of Accounts.

s) Seller agrees to execute any and all forms (i.e. Forms 8821 and/or 2848) that Factor may require in order to enable Factor to obtain and receive tax information issued by the Department of the Treasury, Internal Revenue Service, or receive refund checks.

8. **Recourse To Seller.** In the event that:

a) an Account purchased by Factor is not paid in full by the Account Debtor for any reason (or for no reason), on or before the date when due in accordance with its terms;

b) an Account Debtor objects to the quality of property sold or services performed by Seller, or rejects, revokes acceptance or fails or refuses to accept or receive any property or services represented by any Account purchased by Factor;

c) an Account Debtor suspends business, requests a general extension of time within which to pay debts or makes an assignment for the benefit of creditors, or if a petition in bankruptcy for liquidation or reorganization under the Bankruptcy Code, or a similar petition under state law, is filed by or with respect to an Account Debtor, a creditor's committee is appointed with respect to an Account Debtor, or if an event occurs amounting to a general business failure of an Account Debtor, or

d) Factor in its sole and absolute discretion determines that any Account is or has become uncollectible (a "Worthless Account"), then Factor may require

the Seller to promptly repurchase such Account from Factor by either (i) making payment to Factor of the amount represented by Factor to be owing on such Account or (ii) by providing Factor with another Account acceptable to Factor in its sole discretion with a face value equal to or exceeding the face value of the unpaid Account (the "Replacement Account") in substitution therefor or (iii) by Factor charging Seller's Reserve. The method of repayment or replacement shall be determined by Factor in its sole discretion. The provisions of this Section are cumulative to and may be exercised concurrently with any other rights, powers or remedies of Factor.

9. **Power of Attorney**. In order to carry out the intention of the parties hereto, Seller hereby irrevocably appoints Factor, or any person designed by Factor, as its agent and attorney–in–fact, which agency shall be deemed to be coupled with an interest and which appointment shall be irrevocable until all obligations Seller owes Factor are fully satisfied. Factor's express authority under this appointment shall include the rights to (i) sign and endorse on behalf of Seller all checks, drafts and other forms of payment received by Factor, waiving any notice of presentment and dishonor, whether or not said checks represent payment on purchased Accounts, (ii) receive, open and dispose of Seller's mail received at Factor's address, (iii) change the Seller's address in order to re–route the delivery of all mail to Factor, (iv) strike out Seller's address on any billing or statement sent to an Account Debtor and substitute Factor's address, (v) in Seller's name demand, sue for, collect and give releases for any and all monies due on or to become due on purchased Accounts, (vi) compromise, prosecute, or defend any and all things necessary and proper to carry out this Agreement, specifically including, but not limited to, executing any documents necessary to perfect or continue the perfection of the security interest granted herein.

10. **Payments Received by Seller**. Should Seller receive payment of all or any portion of an Account sold pursuant to this Agreement, Seller shall immediately notify Factor of the receipt of the payment, hold said payment in trust for Factor separate and apart from Seller's own property and funds, and shall deliver said payment to Factor without delay in the identical form in which received. Should Seller receive a check or other instrument of payment representing payment of amounts due to both Factor and Seller, Seller shall surrender said check or payment instrument to Factor. Should Seller receive a check or other instrument of payment representing payment of amounts due Factor and fail to surrender to Factor said check or payment instrument within two (2) business days, Seller shall be deemed to have committed a material default in this Agreement. In addition to all other damages to which Factor shall be entitled, Factor shall be entitled, in the event Seller violates its obligations under this paragraph, to charge Seller a misdirected payment fee equal to ten (10%) percent of the amount of the payment instrument or One Thousand Dollars, whichever is greater, to compensate Factor for the additional administrative expenses that are likely to be incurred as a result of a breach. In the event any merchandise, the sale of which gave rise to an Account purchased by Factor, is returned to or repossessed by Seller, such merchandise shall be held by Seller in trust for Factor, separate and apart from Seller's own property and subject to Factor's sole direction and control.

a result of Factor's filing any UCC financing statement or the resulting perfection of a lien in any of the successor entity's assets. In addition, Factor shall have the right to notify the successor entity's account debtors of Factor's lien rights, its right to collect all Accounts, and to notify any new lender who has perfected a lien in such successor entity's assets.

h) Seller acknowledges that Factor may obtain financing from a bank or other financial institution and in connection herewith: (a) consents to Factor's granting such financial institution a security interest in all of it's rights under Agreement, the documents executed in connection therewith and all collateral thereunder, and (b) agrees that such financial institution shall be a beneficiary of all its representations, warranties and covenants in this Agreement and may exercise any power of attorney given by Seller to Factor under this Agreement or otherwise.

i) **Seller and Factor hereby irrevocably waive any right either may have to a trial by jury in respect of any litigation directly or indirectly at any time arising out of, under or in connection with this Agreement or any transaction contemplated hereby or associated herewith. Seller irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages. Seller certifies that no party hereto nor any representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers. Seller acknowledges that Factor has been induced to enter into this Agreement and the transactions contemplated hereby, in part, as a result of the mutual waivers and certifications contained in this paragraph.**

24. **Paragraph Headings**. The paragraph headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope of meaning of the paragraphs hereof.

25. **Counterparts.** This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Signatures may be affixed manually or digitally and delivery of an executed counterpart of the signature pages to this Agreement by facsimile or by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of this Agreement or facsimile or electronic means to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

SELLER

Viscount Systems, Inc.

By: [signature]

Title: CEO + President

Executed March 24th, 2015

This counterpart constitutes an original counterpart for purposes of perfection of a security interest.

not required

STATE OF British Columbia COUNTY OF __________

The foregoing instrument was acknowledged before me this ____ day of __________, 200_, by ____________________, ______________ of __________________, on behalf of the Corporation. He is personally known to me or who provided __________________ as identification.

____

Notary Public

Liquid Capital Exchange, Inc.

By: [signature] By: Andrew Johnson

Title: President Title: Principal

Executed this 24th day of March 2015.

Liquid Capital
FINANCING SUCCESS

Discount Rate Schedule

Schedule 1

a.	Initial Rate	3.65% *
b.	Initial Rate Period	35 Days *
c.	Further Rate	1/10th of 1% *
d.	Further Rate Period	1 Day(s) *
e.	Maximum Amount	1,000,000 Dollars *
f.	Minimum Charge Per Invoice	$10.00 *
g.	Per Invoice Fee	

* all above rates fixed for one year